Exhibit 99.1

Red River Bancshares, Inc. Reports Second Quarter 2019 Earnings
Alexandria, Louisiana, July 29, 2019, (GLOBE NEWSWIRE) -- Red River Bancshares, Inc. (the “Company”), (Nasdaq: RRBI), the holding company for Red River Bank (the “Bank”), announced today its financial results for the second quarter of 2019, its first quarter as a public company.
Net income for the second quarter of 2019 was $5.5 million, or $0.78 per diluted common share ("EPS"), compared to $5.7 million, or $0.85 EPS, in the first quarter of 2019 and $5.5 million, or $0.82 EPS, in the second quarter of 2018.
Net income for the six months ended June 30, 2019, was $11.2 million, or $1.63 EPS, an increase of $471,000 or 4.4%, compared to $10.8 million, or $1.59 EPS, for the six months ended June 30, 2018.
On May 7, 2019, the Company completed its initial public offering ("IPO") with the issuance of 663,320 shares of common stock at a public offering price of $45.00 per share. The Company received net proceeds of approximately $26.8 million in the offering. The shares began trading on the Nasdaq Global Select Market on May 3, 2019, under the ticker symbol “RRBI.”
Second Quarter 2019 Performance and Operational Highlights

•	The Company's stock was selected to be included in the Russell 2000 Index.

•	Net income was $5.5 million, which is $158,000, or 2.8%, lower compared to the first quarter of 2019 and was consistent with the second quarter of 2018.

•	Loans held for investment ("HFI") increased 3.3% from March 31, 2019, and 4.9% from December 31, 2018.

•	Deposits decreased 3.3% from March 31, 2019. The first quarter of 2019 included seasonally high public entity deposit balances and a large, temporary deposit.

•	As of June 30, 2019, the loans HFI to deposits ratio was 85.23% and the noninterest-bearing deposits to total deposits ratio was 35.30%.

•	Net interest margin, fully tax equivalent basis ("FTE"), decreased by one basis point to 3.51% for the second quarter of 2019 from 3.52% for the first quarter of 2019.

•	The cost of deposits was 0.60% for the second quarter of 2019, three basis points higher than 0.57% for the prior quarter.

•	The net charge-offs to average loans ratio for both the quarter and six months ended June 30, 2019, were 0.00%.

•	Nonperforming assets represented 0.70% of total assets as of June 30, 2019.

•
As planned, a portion of the proceeds from the IPO are being used to redeem the $11.3 million of junior subordinated debentures. In June 2019, $6.2 million of the junior subordinated debentures with an average rate at payoff of 5.21% were redeemed, and the two related business trusts were terminated. The Company incurred approximately $50,000 of nonrecurring expenses in the second quarter of 2019 relating to these redemptions.

•
We completed the expansion of a new market headquarters building in Baton Rouge, Louisiana, providing a central office for commercial, mortgage, and investment department operations. In the second quarter of 2019, nonrecurring expenses of approximately $130,000 related to this location were incurred.

•
On April 3, 2019, we opened a loan production office in a new market, Covington, Louisiana. As a result, the second quarter of 2019 included a full quarter of lending services and the related personnel and operating expenses for this location.

Blake Chatelain, President and Chief Executive Officer of the Company, stated, “We are pleased to have completed our initial public offering, listing our stock on the Nasdaq Global Select Market and being selected to be included in the Russell 2000 Index. Listing our common stock on Nasdaq and the proceeds from the offering allow us to continue to grow organically and through strategic acquisitions. As planned, we utilized a portion of the offering funds to redeem over half of our junior subordinated debentures in June."
With regard to second quarter activities, Mr. Chatelain said, "In the second quarter, the Company had steady banking activity while investing for future growth in new markets and personnel. The new Baton Rouge market headquarters building has improved customer service and provides room to grow our commercial banking team, and our Covington bankers are busy introducing Red River Bank to this vibrant Louisiana market. Our focus is on executing well daily while keeping an eye on future opportunities. We believe this furthers our goal of staying dedicated to our customers and communities while also driving value for our shareholders."

Net Interest Income and Net Interest Margin (FTE)
Net interest income for the second quarter of 2019 was $15.7 million, $199,000, or 1.3%, higher than the first quarter of 2019. Average earning assets were $1.79 billion for the second quarter of 2019, $11.3 million, or 0.6%, higher than the first quarter of 2019. The net interest margin (FTE), was 3.51% for the second quarter of 2019, one basis point lower than the prior quarter.
The yield on total loans decreased one basis point to 4.60% for the second quarter of 2019 compared to the prior quarter. The loan yield for the first quarter of 2019 included higher interest income on nonaccrual loans than in the second quarter of 2019. The yield on accruing loans increased by four basis points in the second quarter.
The cost of deposits increased three basis points to 0.60% for the second quarter of 2019 compared to the prior quarter primarily as a result of increasing time deposit rates in the second quarter.
Noninterest Income
Noninterest income totaled $4.1 million for the second quarter of 2019, an increase of $803,000, or 24.4%, compared to $3.3 million for the previous quarter. The increase was mainly due to higher brokerage income, higher mortgage loan income, and a dividend from a Small Business Investment Company limited partnership ("SBIC") of which Red River Bank is a member.
Brokerage income totaled $626,000 for the second quarter of 2019, up $261,000, or 71.5%, from the prior quarter. This increase is due to continued growth in assets under management and higher trading activity in the second quarter driven by the strong stock market.
Mortgage loan income for the second quarter of 2019 totaled $657,000, an increase of $143,000, or 27.8%, from the first quarter of 2019. This increase was driven by seasonal mortgage loan demand, increased advertising efforts, and lower mortgage interest rates.
Other income increased by $204,000 from the prior quarter. This increase was a result of receiving a $214,000 dividend from the SBIC in the second quarter of 2019. No dividend was received in the first quarter of 2019 from the SBIC.
Operating Expense
Operating expense for the second quarter 2019 totaled $12.4 million, an increase of $1.2 million, or 11.2%, compared to $11.2 million for the first quarter of 2019. The increase was mainly due to higher personnel, advertising, loan, and occupancy expenses.
Personnel expenses totaled $7.0 million for the second quarter of 2019, up $365,000, or 5.5%, from the first quarter of 2019. This increase was due to staff added for the new Covington market, annual merit rate increases effective in April 2019, and increased revenue-based commission compensation.
Advertising expense increased by $187,000, or 89.5%, between the first and second quarters of 2019. The increase was due to expanded media campaigns and marketing events in the second quarter of 2019 in our newer markets.
Loan and deposit expenses totaled $392,000 for the second quarter of 2019, up $169,000, or 75.8%, from the prior quarter. In the second quarter of 2019, new loan volume was higher compared to the prior quarter, and approximately $76,000 of nonrecurring loan development expenses were incurred with the new Covington loan production office.
Occupancy and equipment expenses for the second quarter of 2019 totaled $1.3 million, an increase of $159,000, or 13.5%, compared to the first quarter of 2019. This increase was due to completing a new market headquarters building in Baton Rouge which incurred approximately $130,000 of nonrecurring expenses in the second quarter and opening a temporary loan production office in Covington on April 3, 2019.
In conjunction with the redemption of the junior subordinated debentures in the second quarter, the Company incurred $12,000 of nonrecurring legal and professional expenses and $38,000 of nonrecurring other operating expenses.
Loans and Asset Quality
Loans HFI as of June 30, 2019, were $1.4 billion, an increase of $44.0 million, or 3.3%, from March 31, 2019. The increase in loans in the second quarter of 2019 was primarily due to normal loan origination activity spread across all of our markets, with our newer markets experiencing the most growth. Energy related credits were 2.5% of loans HFI as of June 30, 2019, compared to 2.6% as of March 31, 2019.

Nonperforming assets ("NPAs") totaled $13.2 million as of June 30, 2019 and $6.6 million as of March 31, 2019. The ratio of NPA's to total assets was 0.70% as of June 30, 2019. The increase in NPA's was due to a $5.9 million increase in loans past due 90 days relating primarily to secured commercial loans.
As of June 30, 2019, the allowance for loan losses ("ALLL") was $13.6 million and the ratio of ALLL to loans HFI was 0.98%. The net charge-off ratio was 0.00% for the first and second quarters of 2019. The provision for loan losses recorded in the second quarter of 2019 totaled $529,000 compared to $526,000 for the first quarter of 2019.
Deposits
Deposits as of June 30, 2019, were $1.63 billion, a decrease of $56.5 million, or 3.3%, compared to March 31, 2019. Average deposits for the second quarter of 2019 were $1.63 billion, a decrease of $9.9 million, or 0.6%, from the prior quarter.
Noninterest-bearing deposits totaled $576.9 million as of June 30, 2019, up $11.2 million, or 2.0%, from March 31, 2019. As of June 30, 2019, noninterest-bearing deposits were 35.3% of total deposits.
Interest-bearing deposits totaled $1.06 billion as of June 30, 2019, down $67.7 million, or 6.0%, compared to March 31, 2019. As expected, a large, temporary deposit received in the first quarter of 2019 was disbursed in the second quarter. Public entity transaction deposit balances had a net decrease of $17.5 million during the second quarter of 2019 due to the public entities' normal operations. Time deposits increased $2.8 million, or 0.8%, in the second quarter and totaled $337.6 million as of June 30, 2019.
Junior Subordinated Debentures
As planned, during the second quarter 2019, we redeemed $6.2 million of junior subordinated debentures, with an average rate at payoff of 5.21%, and terminated the associated business trusts. As of June 30, 2019, we have outstanding junior subordinated debentures of $5.2 million at a rate of 5.58%. We anticipate redeeming these remaining debentures in August 2019.
Stockholders’ Equity
Total stockholders’ equity increased to $237.9 million as of June 30, 2019, from $202.2 million as of March 31, 2019. The increase in stockholders’ equity during the second quarter of 2019 was due to $26.8 million of proceeds from the initial public offering, net of expenses and underwriting commissions, $5.5 million of net income, and $3.3 million of other comprehensive income.
Non-GAAP Disclosure
Our accounting and reporting policies conform to United States generally accepted accounting principles ("GAAP") and the prevailing practices in the banking industry. Certain financial measures used by management to evaluate our operating performance are discussed as supplemental non-GAAP performance measures. In accordance with the Security and Exchange Commission's rules, we classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the U.S. Non-GAAP financial measures do not include operating and other statistical measures or ratios or statistical measures calculated using exclusively either financial measures calculated in accordance with GAAP, operating measures or other measures that are not non-GAAP financial measures, or both.
The non-GAAP financial measures that we discuss should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that are discussed may differ from that of other companies reporting measures with similar names. It is important to understand how such other banking organizations calculate and name their financial measures similar to the non-GAAP financial measures discussed by us when comparing such non-GAAP financial measures.
We provide these measures in addition to, not as a substitute for, net income and earnings per share, which are reported in adherence to GAAP. Management and the board of directors review tangible book value per share and tangible common equity to tangible assets as part of managing operating performance. We believe that these non-GAAP performance measures, while not substitutes for GAAP net income, earnings per share, and total expenses, are useful for both management and investors when evaluating underlying operating and financial performance and its available resources.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.
About Red River Bancshares, Inc.
The Company is the bank holding company for Red River Bank, a Louisiana state-chartered bank established in 1999 that provides a fully integrated suite of banking products and services tailored to the needs of commercial and retail customers. Red River Bank operates from a network of 23 banking centers throughout Louisiana and one loan production office in Covington, Louisiana. Banking centers are located in the following markets: Central Louisiana, which includes the Alexandria metropolitan statistical area ("MSA"); Northwest Louisiana, which includes the Shreveport-Bossier City MSA; Southeast Louisiana, which includes the Baton Rouge MSA; and Southwest Louisiana, which includes the Lake Charles MSA.
Forward-Looking Statements
Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the section titled “Risk Factors” in our Prospectus filed with the SEC on May 3, 2019, relating to our initial public offering, and in other documents that we file with the SEC from time to time. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, express or implied, included in this news release are qualified in their entirety by this cautionary statement.

FINANCIAL HIGHLIGHTS (UNAUDITED)
(Dollars in thousands, except per share data)
	As of and for the three months ended			As of and for the six months ended
	June 30,	Mar. 31,	June 30,	June 30,	June 30,
	2019	2019	2018	2019	2018
Per Common Share Data:(1)
Earnings per share, basic	$0.79	$0.86	$0.82	$1.64	$1.60
Earnings per share, diluted	$0.78	$0.85	$0.82	$1.63	$1.59
Book value per share	$32.59	$30.46	$27.37	$32.59	$27.37
Tangible book value per share	$32.38	$30.23	$27.14	$32.38	$27.14
Cash dividends per share	$—	$0.20	—	$0.20	$0.15
Weighted average shares outstanding, basic	7,037,834	6,632,482	6,725,246	6,836,278	6,723,235
Weighted average shares outstanding, diluted	7,074,769	6,668,029	6,769,458	6,874,560	6,768,648
Summary Performance Ratios:
Return on average assets	1.18%	1.24%	1.26%	1.21%	1.24%
Return on average equity	9.92%	11.69%	12.22%	10.74%	12.02%
Net interest margin	3.46%	3.47%	3.41%	3.47%	3.37%
Net interest margin (FTE)	3.51%	3.52%	3.45%	3.52%	3.42%
Efficiency ratio	62.81%	59.52%	60.05%	61.20%	60.21%
Loans HFI to deposits ratio	85.23%	79.78%	85.02%	85.23%	85.02%
Noninterest income to average assets	0.87%	0.72%	0.83%	0.80%	0.78%
Operating expense to average assets	2.65%	2.43%	2.48%	2.54%	2.44%
Summary Credit Quality Ratios:
Nonperforming assets to total assets	0.70%	0.34%	0.70%	0.70%	0.70%
Nonperforming loans to loans HFI	0.87%	0.46%	0.84%	0.87%	0.84%
Allowance for loan losses to loans HFI	0.98%	0.97%	0.89%	0.98%	0.89%
Net charge-offs to average loans outstanding	0.00%	0.00%	0.00%	0.00%	0.01%
Capital Ratios:
Total stockholders' equity to total assets	12.57%	10.52%	10.43%	12.57%	10.43%
Tangible common equity to tangible assets	12.50%	10.45%	10.35%	12.50%	10.35%
Total risk-based capital to risk weighted assets	17.90%	16.52%	16.44%	17.90%	16.44%
Tier 1 risk-based capital to risk-weighted assets	16.95%	15.57%	15.54%	16.95%	15.54%
Common equity tier 1 capital to risk-weighted assets	16.60%	14.78%	14.69%	16.60%	14.69%
Tier 1 risk-based capital to average assets	12.83%	11.50%	11.41%	12.83%	11.41%

(1)	2018 amounts adjusted to give effect to a 2-for-1 stock split with a record date of October 1, 2018.

RED RIVER BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS

(in thousands)	June 30,	Mar. 31,	Dec. 31,	June 30,
	2019	2019	2018	2018
ASSETS	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)
Cash and due from banks	$29,854	$32,371	$34,070	$28,239
Interest-bearing deposits in other banks	71,761	145,593	117,836	21,917
Securities available-for-sale	318,082	319,353	307,877	309,492
Securities held-to-maturity	—	—	—	7,749
Equity securities	3,924	3,869	3,821	3,813
Nonmarketable equity securities	1,342	1,303	1,299	1,292
Loans held for sale	6,029	2,210	2,904	4,220
Loans held for investment	1,393,154	1,349,181	1,328,438	1,326,552
Allowance for loans losses	(13,591)	(13,101)	(12,524)	(11,756)
Premises and equipment, net	40,032	40,033	39,690	36,296
Accrued interest receivable	5,570	4,988	5,013	4,758
Bank-owned life insurance	21,570	21,434	21,301	21,713
Intangible assets	1,546	1,546	1,546	1,546
Right-of-use assets	4,748	4,844	—	—
Other assets	8,897	8,494	9,317	8,937
Total Assets	$1,892,918	$1,922,118	$1,860,588	$1,764,768

LIABILITIES
Noninterest-bearing deposits	$576,934	$565,757	$547,880	$546,684
Interest-bearing deposits	1,057,656	1,125,377	1,097,703	1,013,655
Total Deposits	1,634,590	1,691,134	1,645,583	1,560,339
Other borrowed funds	—	—	—	92
Junior subordinated debentures	5,155	11,341	11,341	11,341
Accrued interest payable	1,998	1,967	1,757	1,374
Lease liabilities	4,773	4,856	—	—
Accrued expenses and other liabilities	8,491	10,636	8,204	7,575
Total Liabilities	1,655,007	1,719,934	1,666,885	1,580,721
COMMITMENTS AND CONTINGENCIES	—	—	—	—
STOCKHOLDERS' EQUITY
Preferred stock, no par value	—	—	—	—
Common stock, no par value	68,082	41,271	41,094	45,660
Retained earnings	170,122	164,534	160,115	147,722
Accumulated other comprehensive income (loss)	(293)	(3,621)	(7,506)	(9,335)
Total Stockholders' Equity	237,911	202,184	193,703	184,047
Total Liabilities and Stockholders' Equity	$1,892,918	$1,922,118	$1,860,588	$1,764,768

RED RIVER BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three months ended			Six months ended
(in thousands)	June 30,	Mar. 31,	June 30,	June 30,	June 30,
	2019	2019	2018	2019	2018
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$15,945	$15,504	$14,435	$31,448	$28,022
Interest on securities	1,784	1,763	1,744	3,547	3,565
Interest on federal funds sold	212	212	64	425	114
Interest on deposits in other banks	306	416	119	722	226
Dividends on stock	9	9	7	19	13
Total Interest and Dividend Income	18,256	17,904	16,369	36,161	31,940
INTEREST EXPENSE
Interest on deposits	2,449	2,296	1,665	4,746	3,200
Interest on other borrowed funds	—	—	2	—	4
Interest on junior subordinated debentures	156	156	136	312	260
Total Interest Expense	2,605	2,452	1,803	5,058	3,464
NET INTEREST INCOME	15,651	15,452	14,566	31,103	28,476
Provision for loan losses	529	526	526	1,055	937
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	15,122	14,926	14,040	30,048	27,539
NONINTEREST INCOME
Service charges on deposit accounts	1,083	1,026	1,124	2,109	2,324
Debit card income, net	785	695	764	1,481	1,468
Mortgage loan income	657	514	706	1,171	1,052
Brokerage income	626	365	590	991	925
Loan and deposit income	382	346	329	727	597
Bank-owned life insurance income	137	133	139	270	276
Gain (Loss) on equity securities	56	48	(93)	104	(93)
Gain on sale of investments	—	—	—	—	41
Other income	373	169	106	542	233
Total Noninterest Income	4,099	3,296	3,665	7,395	6,823
OPERATING EXPENSES
Personnel expenses	7,005	6,640	6,489	13,645	12,631
Occupancy and equipment expenses	1,334	1,175	1,081	2,509	2,161
Technology expenses	558	544	536	1,101	1,042
Advertising	396	209	211	605	386
Other business development expenses	277	282	241	560	547
Data processing expense	483	459	427	942	820
Other taxes	455	353	349	808	691
Loan and deposit expenses	392	223	222	615	402
Legal and professional expenses	383	319	344	702	668
Other operating expenses	1,121	954	1,047	2,075	1,907
Total Operating Expenses	12,404	11,158	10,947	23,562	21,255
INCOME BEFORE INCOME TAX EXPENSE	6,817	7,064	6,758	13,881	13,107
Income tax expense	1,279	1,368	1,226	2,647	2,344
NET INCOME	$5,538	$5,696	$5,532	$11,234	$10,763

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(dollars in thousands except per share data)	June 30,	Mar. 31,	June 30,
	2019	2019	2018
Tangible common equity
Total stockholders' equity	$237,911	$202,184	$184,047
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible common equity	$236,365	$200,638	$182,501
Common shares outstanding(1)	7,300,246	6,636,926	6,725,598
Book value per common share(1)	$32.59	$30.46	$27.37
Tangible book value per common share(1)	$32.38	$30.23	$27.14

Tangible assets
Total assets	$1,892,918	$1,922,118	$1,764,768
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible assets	$1,891,372	$1,920,572	$1,763,222
Total stockholder's equity to assets	12.57%	10.52%	10.43%
Tangible common equity to tangible assets	12.50%	10.45%	10.35%

(1)	June 30, 2018 amount adjusted to give effect to a 2-for-1 stock split with a record date of October 1, 2018.
SOURCE: Red River Bancshares, Inc.
Red River Bancshares, Inc.
Isabel V. Carriere
318-561-4023
icarriere@redriverbank.net